HEALTH CARE SERVICES CONTRACT

                 This agreement is made this 3rd day of June, 1996, by
            and between Prison Health Services, Inc. (``PHS'') and the State of Delaware, Department of Correction (``State'').

                                      RECITALS
                 WHEREAS, the State desires to purchase the health care
            services offered by PHS, to serve the needs of the State and the inmate population in Delaware; and

                 WHEREAS, the State has asked prospective vendors to
            submit proposals for contract No. 96-333-MS; and

                 WHEREAS, PHS intends to provide the aforementioned
            health care services to the State and its proposal was accepted by the State.

                 NOW THEREFORE, in consideration for the mutual promises
            contained herein, the parties enter into this agreement and its related documents to govern their relationship. The Terms and Conditions of this agreement are contained within the State's Health Care Services Contract Request for Proposal (with all addenda thereto) and the proposal response submitted by PHS; however, the State requests and PHS agrees to modification of the Request for Proposal and the response thereto pursuant to Section III A.3. of the Request for Proposal as follows:

            1.   Management Information System
                 -----------------------------
                 PHS will provide a basic computer based information system capable of reporting aggregate data and providing E-mail linkage to the Department.

                 The Department agrees to allow the installation of the secure telephone lines and other connections required to operate the system. PHS guarantees the system will be installed and operational by October 1, 1996.

            2.   Medical Escorts
                 ---------------
                 PHS agrees that the Department will not be required to provide security escorts for PHS' personnel within the department's facilities when those personnel are performing routine job functions. The Department agrees, however, to provide security escorts for PHS personnel only to the extent that such escorts would normally be provided for any other civilian personnel.

            3.   Secure Inpatient Hospital Facilities
                 ------------------------------------

                 PHS agrees to diligently pursue, with hospitals located within the State of Delaware, the establishment of a secure unit within one or more of those hospitals. The size of the secure unit(s) will be determined by need as determined by the Department, PHS and the hospital(s). The secure unit(s) will be established, in cooperation with the Department, as expeditiously as possible.

            4.   Staffing of Baylor Women's Correctional Institution
                 ---------------------------------------------------
                 PHS agrees that the medical unit at the Baylor's Women's Correctional Institution (BWCI) can be staffed 24 hours per day, 7 days per week by medical personnel without requiring similar 24 hour staffing by a correctional officer. The Department agrees that patient rooms in the BWCI infirmary will have locking doors and that keys to those rooms will be provided to PHS personnel. The Department agrees that security personnel will be provided to within a reasonable period of time following a request from PHS personnel when there is a need to provide medical services to a maximum security inmate, or other inmate who poses a security risk to the medical unit staff or the facility, who is housed in the infirmary. The Department may, at its discretion, provide such limited security services in the infirmary via either correctional officers assigned ``rover'' duties or permanent position assignments within the infirmary.

            5.   Mental Health Staffing
                 ----------------------
                 PHS will provide mental health staff on a regionalized basis to meet the requirements of the Department's Request for Proposal. Staffing is projected in Full Time Equivalents (FTE's) at 3.2 FTE Mental Health Counselors (MHC's), 2.2 FTE Psychologists (Psychol), and 1.0 FTE Psychiatrist (Psych). The Department agrees that PHS may have mental health evaluations performed by nursing personnel.

            6.   Dental Services
                 ---------------
                 PHS agrees to use only Delaware licensed dentists to provide the dental services described in its proposal. PHS intends to hire dentists as employees of PHS.
                 Staff will be obtained first by recruiting those dentists already providing services within the facilities. The parties agree, however, that retention of existing staff is at the option of PHS. Additional staff, if needed, will be recruited locally through advertising and professional referrals. PHS will also work with the Board of Dental Examiners to identify dentists seeking employment. Should PHS determine a need to subcontract dental services in the future, it will provide the Department advance notice of its intent and will further provide copies of any such subcontract agreements to the Department in advance of the effective date of the subcontract.

            7.   Effect of Population Increase on Contract Cost
                 ----------------------------------------------
                 Tables A - F are deleted and replaced by the following
                 formula
                 Fixed annual cost       $4,867,720+
                 Variable Cost of        $65.50 per inmate per month
                                          with co-pay and
                                         $66.50 per inmate per month
                                          without co-pay

                 Thus, if one assumes an average daily population of 5,000 inmates, the annual variable cost with co-pay would be $3,930,000, and the total annual cost would be $8,797,720. The per inmate variable cost is not intended to cover the increased staffing cost resulting from the expansion of the inmate population into new housing units, excluding the Boot Camp, Prison Industries Dorm and Pre-Trial Building at Sussex Correctional Institution as described in the Request For Proposal. The 600 cell facility at Delaware Correctional Center will require staffing increases. When it is determined that additional staffing above the staffing plan identified in PHS' proposal is needed, the Department will negotiate in good faith with PHS as to the dollar amount to be added to the contract to cover increased staffing costs.

            8.   Contract Implementation Not Dependent on Receipt of
                 ---------------------------------------------------
                 Data
                 ----
                 The Department agrees to provide as much of the medical information and data requested in PHS' proposal as is reasonable available prior to the effective date of the contract. The Department agrees to provide PHS with access to inmate medical files and facility medical units following the formal award of contract in order to allow PHS to gather critical medical information needed to facilitate a smooth contract transition. PHS agrees that implementation of contracted services in not dependent upon the receipt of such data.

            9.   Second Option Costs
                 -------------------
                 The Department and PHS agree that the costs associated with a second medical opinion, when that opinion is requested by an inmate, are the responsibility of the inmate and not the Department or PHS. Such costs include, but are not limited to, physician fees, charges for any tests or studies, hospital charges, transportation costs and salaries for escort officers. The inmate will be required, prior to obtaining a second opinion, to sign a release of financial responsibility form that releases the Department and PHS from the responsibility for such costs. The inmate will also be required to make or secure advance payment for all such costs.

            10.  Disaster Plan
                 -------------
                 PHS will develop, for each of the Department's facilities where PHS provides services, comprehensive disaster plans in compliance with the Department's Request For Proposal requirements and in keeping with NCCHC Standards. Each individual disaster plan will define the emergency medical procedures to be followed in the event of man-made or natural disaster, either internal or external to the facility. The plans will be developed in coordination with the facilities' security plan and will be incorporated into the facilities' overall emergency plan.
                 In addition to detailing the actual emergency medical procedures to be followed by health care staff, the disaster plans will address staffing, transportation, supply, equipment and communication needs in emergency situations. Orientation of new health care staff will include a review of the responsibilities of each staff member with respect to the disaster plan. Detailed, written procedures will be maintained in the medical unit for responding to disasters.
                 Disaster plans will be exercised annually. Such drills will provide familiarization training to staff members to ensure that appropriate action will be taken in the event of an actual disaster.

            11.  Subcontractors
                 --------------
                 PHS agrees to provide the Department with copies of all contracts for services PHS subcontracts in advance of those services being provided. The Department acknowledges that all such subcontracts are proprietary in nature and agrees, subject to any applicable Delaware Law, to treat them as confidential and not subject to release to anyone outside of the Department without PHS' written approval.

            12.  Acceptance of Performance Guarantees
                 ------------------------------------
                 PHS acknowledges and, without exception, accepts all performance guarantees identified in the Department's Request For Proposal. The Department agrees to provide PHS with written notice of any deficiency. If the deficiency is corrected within 15 calendar days of such notice, no penalties will be imposed.

            13.  Medicaid Rates
                 --------------
                 PHS agrees to identify an savings it obtains should the Department secure the ability to utilize Medicaid reimbursement schedules for services provided to inmates. PHS further agrees to share any such savings it may realize with the Department with 75% of the savings realized to be credited to the Department.
                 PHS, in the normal course of dealing with hospitals and other providers, negotiates discounts from charges as well as other payment schedules and rates. To calculate the savings if providers accept Medicaid rates, PHS will subtract the Medicaid rates from the negotiated PHS rates in place at that time. That difference is the ``Medicaid Savings''. Adjustments will be made with the Department on a quarterly basis based on a ``Medicaid Savings Report'' which PHS will provide 60 days after the close of each quarter.

            14.  Laboratory Services
                 -------------------
                 The Department agrees that laboratory tests for sexually transmitted diseases including, but not limited to, RPR/VDRL's and smears for chlamydia and gonorrhea, as well as sputum cultures for communicable diseases and throat cultures for Strep will be performed by the state health department at no expense to PHS.

            15.  OTC Medications
                 ---------------
                 The Department agrees, subject to security considerations, to have over-the-counter-medications (OTC's) that are identified by PHS placed on the inmate commissary list. PHS agrees to limit such OTC's to no more than thirty.

            16.  Chronic Care Unit
                 -----------------
                 PHS agrees to staff the Chronic Care Unit at the Sussex Correctional Institution (SCI) with two full time Mental Health Counselors (MHC's) and one additional full time staff person. These positions, which will not be back filled during periods of paid leave, are intended to replace the Mental Health Counselor and Recreational Therapist positions specified as ``As Required in Appendix I & J'' in Proposed Staffing Plan for SCI on page 168 of PHS' proposal. Payment for this staff is included in the Annual Fixed Rate.


            17.  Transition Unit
                 ---------------
                 PHS acknowledges that the ``Transition Unit'' referred to in Section II,D, on page 125, of its proposal is located at the Multi-Purpose Criminal Justice Facility and not, as stated in the proposal, at the Sussex Correctional Institution.

            18.  Backfill
                 --------
                 PHS agrees to maintain minimum staffing levels and agrees to maintain reasonable back-fill. PHS agrees to back-fill at least solo coverage to meet work performance.

            19.  Position Reclassifications
                 --------------------------
                 With the approval of the Department, which may not be unreasonably denied, the job classifications of up to 4 positions may be changed by PHS to a lower classification.

            20.  Flexibility
                 -----------
                 PHS agrees to work in a flexible manner with the Department to seek mutually beneficial mechanisms to reduce the cost of inmate health care services throughout the term of the contract.

            21.  NCCHC STANDARDS:
                 ---------------
                 PHS guarantees that it will comply with all NCCHC Standards necessary to maintain accreditation.

            22.  Termination for Convenience
                 ---------------------------
                 In addition to the State's rights to termination as outlined in the Request For Proposal, PHS may terminate the Agreement upon 180 days written notice to the Department. Such written notice shall be served by certified mail.


            IN WITNESS WHEREOF, the parties hereto have signed this agreement:

            STATE OF DELAWARE                  PRISON HEALTH SERVICES,
            DEPARTMENT OF CORRECTION           INC.


            BY:______________________          BY: ________________________
            TITLE:___________________          TITLE:______________________
            DATE:___________________           DATE:_______________________